Exhibit 99.1

Press Contact:	For Immediate Release
Janine Fogal
650-623-1469

Investor Contact:

Bill Tamblyn

650-623-1309

Ditech Communications Announces

Fiscal 2005 Fourth Quarter And Full Year Financial Results

Annual Revenues Grow 35% Over Prior Year; Operating Profits Grow 94%;

Forward Projection Lower

Mountain View, California, May 26, 2005 - Ditech Communications Corporation (Nasdaq: DITC) reported results for its fiscal 2005 fourth quarter and year ended April 30, 2005. Revenues for the fourth quarter were $23.0 million, essentially flat from revenues of $23.1 million in the same quarter of the prior fiscal year and up 8% from revenues of $21.3 million in the third quarter of fiscal 2005. Revenues for the year were $94.1 million, an increase of 35% from revenues of $69.6 million in fiscal 2004.

Net income for the fourth quarter was $7.6 million, a decrease compared to net income of $8.3 million in the fourth quarter of fiscal 2004 but an increase from third quarter net income of $7.1 million. Fiscal 2005 full year’s net income was $71.1 million, including a net tax benefit of $36.1 million due to the release of a tax valuation allowance, compared to net income of $8.2 million in fiscal 2004.

“Fiscal 2005 was an outstanding year for Ditech,” said Tim Montgomery, president and CEO of Ditech Communications.  “We grew our revenues by 35 percent and operating profits by 94%, a direct result of our investment in new products and processes.  At the same time, we invested in our future growth and diversification.  We have developed new products targeted at our core wireless market.  Additionally, we’ll introduce our Packet Voice Processor platform for trial this quarter, a product targeted at a completely new market for us: the packet voice market.”

Continued Montgomery, “In the first quarter of fiscal 2006, we expect a decline in orders from our second largest customer as they complete their merger with another company. This unavoidably impacts our short-term outlook.  Looking beyond the quarter, we’re confident that we’ve been investing in the right areas. We believe we’ve achieved critical mass in key product development areas, as well as in the marketing and sales personnel required to bring these new products to market both here in North America and abroad. Therefore, we remain committed to our plan and the people required to grow the business.”

Ditech Communications will discuss its fiscal 2005 fourth quarter and full year financial results at today’s conference call (see details later in this release).

Fourth Quarter Fiscal 2005 Results

•                  Income from continuing operations for the fourth quarter of fiscal 2005 of $7.6 million, compared to income from continuing operations of $8.5 million in the same quarter of the prior fiscal year.

•                  Fully diluted income per share from continuing operations for the fourth quarter of fiscal 2005 of $0.23, compared to fully diluted income per share from continuing operations of $0.24 in the same quarter in the prior fiscal year.

•                  Net income for the fourth quarter of fiscal 2005 of $7.6 million compared to a net income of $8.3 million in the same quarter in the prior fiscal year.

•                  Fully diluted net income per share of $0.23, compared to a fully diluted net income per share of $0.24 in the same quarter in the prior fiscal year.

Full Year Fiscal 2005 Results

Fiscal 2005 results include a net tax benefit of $36.1 million due to the release of a tax valuation allowance.

•                  Income from continuing operations for fiscal 2005 of $70.9 million, compared to an income from continuing operations of $17.7 million in fiscal 2004.

•                  Fully diluted income per share from continuing operations for fiscal 2005 of $2.02, compared to a fully diluted income per share from continuing operations of $0.53 in the prior fiscal year.

•                  Net income for fiscal 2005 of $71.1 million compared to a net income of $8.2 million in fiscal 2004.

•                  Fully diluted net income per share of $2.02 for fiscal 2005 compared to a fully diluted net income per share of $0.24 in fiscal 2004.

Basis of Presentation

In the first quarter fiscal 2004, Ditech Communications made the decision to exit its optical business. Ditech Communications subsequently executed a sale of a substantial portion of the assets used in its optical business to JDSU and disposed of the remaining assets. As a result, the optical business is accounted for as a discontinued operation in all financial information presented.

First Quarter Fiscal 2006 Outlook

Ditech Communications expects first quarter fiscal 2006 revenues to approximate $10 - $11 million, gross margins in the high 60’s percentages due to lower overhead absorptions and operating expenses approximating fourth quarter levels. The weighted shares are expected to be approximately 33 million for the first quarter fiscal 2006.

Conference Call

Ditech Communications will host an investor webcast and conference call at 4:20 PM Eastern Time / 1:20 PM Pacific Time today, to review its fiscal 2005 year and fourth quarter performance and its outlook for the coming quarter. Any member of the public can listen to the conference call by calling the following number: +1 (612) 332-1025. The conference call will also be broadcast live over the Internet and can be accessed by going to the Investors section of the Ditech Communications’ web site: http://www.ditechcom.com. A replay of the fourth quarter and full year results conference call will be available via Ditech Communications’ web site or by calling the digitized replay number at +1 (320) 365-3844. The conference call ID is: 781360. The replay will be available two hours after the call is complete until at least Ditech Communications’ subsequent earnings announcement.

Ditech Communications Corporation

Ditech Communications Corporation is a global telecommunications equipment supplier for voice networks. Ditech Communications’ voice products are high-capacity voice enhancement and echo canceller products that utilize advanced software and digital signal processor (DSP) technology. This combination of software and hardware allows Ditech Communications to deliver Voice Quality Assurance™ (VQA™), a robust and cost-effective solution for voice enhancement including noise reduction and echo cancellation. Ditech Communications’ packet voice products combine VQA™ technology with packet voice processing capabilities to provide essential services for VoIP carriers. Ditech Communications (DITC) is listed on the Nasdaq National Market and is headquartered in Mountain View, California, USA (web site: http://www.ditechcom.com.)

Forward-Looking Statements

The statements in this press release regarding Ditech Communications’ expected financial results for the first quarter of fiscal 2006, Ditech Communications’ outlook regarding the impact of a customers’ merger on short-term outlook, and the timing of the introduction of Ditech Communications’ new Packet Voice Processor platform, investments in key product development areas are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including the risk that: Ditech Communications has a limited number of customers, the loss of any one which could cause its revenues to decrease materially; shipment of products Ditech Communications expects to ship before the end of the quarter may be delayed or cancelled due to unexpected factors and events affecting its customers; Ditech Communications may experience weakening in demand for its voice and echo cancellation products; component supply problems may occur as a result of factors beyond its control; infrastructure demand could continue to weaken or remain flat due to the weakness in the economy or for other unanticipated reasons; Ditech Communications’ competitors may develop products that compete favorably with its new products; Ditech Communications may experience unexpected technical difficulties in completing the packet voice product, which could delay or prevent the introduction of the  Packet Voice Processor platform; as well as those detailed in the section entitled “Future Growth and Operating Results Subject to Risk” in Ditech Communications’ Quarterly Report on Form 10-Q for the quarter ended January 31, 2005 (filed March 10, 2005 with the Securities and Exchange Commission).

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Ditech Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 30,	April 30,
	2005	2004

Assets
Cash, cash equivalents and short-term investments	$135,634	$125,509
Accounts receivable, net	9,318	6,544
Inventories	5,732	5,955
Deferred income taxes	4,836	0
Other current assets	1,561	2,168

Total current assets	157,081	140,176

Long-term investments	0	4,996
Property and equipment, net	4,937	3,603
Deferred income taxes	46,771	0
Other assets	931	1,773

Total Assets	$209,720	$150,548

Liabilities and Stockholders’ Equity
Accounts payable	$2,166	$2,123
Accrued expenses	8,505	8,885
Deferred revenue	202	2,450
Income taxes payable	1,582	1,690

Total current liabilities	12,455	15,148

Stockholders’ equity	197,265	135,400

Total Liabilities and Stockholders’ Equity	$209,720	$150,548

Ditech Communications Corporation

Consolidated Statements of Operations

For the Three and Twelve Month Periods Ended April 30, 2005 and 2004

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2005	2004	2005	2004

Revenue	$22,952	$23,083	$94,055	$69,590

Cost of goods sold	5,693	7,461	22,184	23,413

Gross profit	17,259	15,622	71,871	46,177

Operating expenses:
Sales and marketing	4,708	3,855	16,430	13,168
Research and development	3,810	2,877	15,826	10,719
General and administrative	1,944	1,321	7,244	5,308
Restructuring costs	0	(741)	0	275

Total operating expenses	10,462	7,312	39,500	29,470

Income from operations	6,797	8,310	32,371	16,707

Other income, net	745	324	2,430	1,294

Income before provision (benefit) for income taxes	7,542	8,634	34,801	18,001

Provision (benefit) for income taxes	(53)	143	(36,100)	270

Income from continuing operations	7,595	8,491	70,901	17,731

Income (loss) from discontinued operations	0	(189)	204	(9,536)

Net income	$7,595	$8,302	$71,105	$8,195

Basic income (loss) per share:
From continuing operations	$0.24	$0.26	$2.12	$0.56
From discontinued operations	$0.00	$(0.01)	$0.01	$(0.30)
Basic net income per share	$0.24	$0.25	$2.13	$0.26

Diluted income (loss) per share:
From continuing operations	$0.23	$0.24	$2.02	$0.53
From discontinued operations	$0.00	$0.00	$0.01	$(0.29)
Diluted net income per share	$0.23	$0.24	$2.02	$0.24

Weighted shares used in per share calculation:
Basic	32,029	32,735	33,408	31,734
Diluted weighted shares used in per share calculation	33,084	35,092	35,140	33,496